FOR IMMEDIATE RELEASE:

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX REPORTS SECOND QUARTER 2006 RESULTS
NET INCOME INCREASES TO $.19 vs $.04 PER DILUTED SHARE

PORT WASHINGTON, NY, November 22, 2006 — Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the second quarter and six months ended June 30, 2006.

Net sales for the quarter increased 8.1% to $547.2 million compared to $506.1 million in the same quarter last year. North American sales increased 12.5% to $375.8 million compared to the same period last year. In Europe, sales totaled $171.4 million in reported U.S. dollars, essentially flat compared to last year. Income from operations increased more than three-fold to $10.6 million from $3.2 million in the second quarter last year.

For the six months ended June 30, 2006, net sales increased 7.5% to $1.122 billion from $1.044 billion during the same period last year. Net income increased 493% to $24.7 million or $.67 per diluted share compared to $4.2 million or $.11 per diluted share a year-ago. Results for 2006 include an after tax gain of $4.3 million or $.12 per diluted share from the sale of a warehouse facility. Excluding this gain, net income would have been $20.4 million or $.56 per diluted share compared to $4.2 million or $.11 per diluted share in the same period last year.

Richard Leeds, Chairman and Chief Executive Officer said, “I am very pleased with our strong operating performance in the second quarter, highlighted by an 8% sales increase and the continued benefits of the cost cutting, streamlining and restructuring actions that we have implemented over the last two years. We successfully maintained our selling, general and administrative expenses at the reduced levels resulting from all that we have done. Net income was $7.1 million or $.19 per diluted share compared to $1.5 million or $.04 per diluted share in the year ago period.”

Gilbert Fiorentino, CEO of Tiger Direct, commented that the Company remains focused on controlling its costs and broadening our product offerings in order to grow the business across all the markets we serve. He noted, “The sales growth of North American computer products during the second quarter of 2006 was in large part via e-commerce and also reflects the success of our strategy of expanding product offerings. Industrial product sales were also strong, increasing 12% during the quarter. European sales increased 2% in constant dollars compared to the year-ago quarter.”

Steven Goldschein, Chief Financial Officer, noted that the Company’s overall financial condition is solid as evidenced by its strong cash position and short-term borrowings only in certain European operations. In the second quarter, lower than anticipated accounts receivable write-offs enabled us to reverse previously provided allowances totaling $1.2 million which was offset by a $1.9 million reduction in revenue for returns and allowances related to prior periods. The Company continues to work diligently to become current in its financial reporting and intends to release third quarter results before the end of December 2006.

Systemax Inc. (www.systemax.com) utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

                                                           Six Months Ended                  Three Months Ended
                                                                June 30,                           June 30,
                                                           ----------------                  ------------------
                                                             2006             2005              2006             2005
                                                             ----             ----              ----             ----
Net sales                                              $1,122,150       $1,044,050          $547,242         $506,142
Cost of sales                                             954,017          892,910           469,872          434,777
                                                  ----------------   --------------  ----------------  ---------------
Gross profit                                              168,133          151,140            77,370           71,365
Selling, general and administrative expenses              136,681          139,781            66,796           67,138
Restructuring and other charges                                 -            3,052                 -            1,077
                                                  ----------------   --------------  ----------------  ---------------
Income from operations                                     31,452            8,307            10,574            3,150
Interest and other (income) expense, net                  (6,768)            1,076             (145)              505
                                                  ----------------   --------------  ----------------  ---------------
Income before income taxes                                 38,220            7,231            10,719            2,645
Provision for income taxes                                 13,557            3,071             3,613            1,123
                                                  ----------------   --------------  ----------------  ---------------
Net income                                                $24,663           $4,160            $7,106           $1,522
                                                  ================   ==============  ================  ===============

Net income per common share:
Basic                                                        $.71             $.12              $.20             $.04
                                                  ================   ==============  ================  ===============
Diluted                                                      $.67             $.11              $.19             $.04
                                                  ================   ==============  ================  ===============

Weighted average common and common equivalent shares:
Basic                                                      34,802           34,580            35,229           34,687
                                                  ================   ==============  ================  ===============
Diluted                                                    36,563           35,441            36,981           36,514
                                                  ================   ==============  ================  ===============

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

                                                                          As of               As of
                                                                      June 30, 2006     December 31, 2005
                                                                      -------------     -----------------
CURRENT ASSETS:
Cash and cash equivalents                                                    $52,226              $70,925
Accounts receivable, net                                                     148,320              143,001
Inventories                                                                  217,528              189,502
Prepaid expenses and other current assets                                     33,339               27,704
                                                                     ----------------   ------------------
Total Current Assets                                                         451,413              431,132
Property, plant and equipment, net                                            48,230               57,259
Deferred income taxes and other assets                                        15,784               16,153
                                                                     ----------------   ------------------
TOTAL                                                                       $515,427             $504,544
                                                                     ================   ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings including current portions of long-term debt            23,077              $26,773
Accounts payable and accrued expenses                                        225,557              234,555
                                                                     ----------------   ------------------
Total Current Liabilities                                                    248,634              261,328
Long-term debt                                                                   648                8,028
Other liabilities                                                              2,577                2,346

Shareholders' equity                                                         263,568              232,842
                                                                     ----------------   ------------------
TOTAL                                                                       $515,427             $504,544
                                                                     ================   ==================

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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